Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                  Contacts:
New York, N.Y. 10022                                        ---------
                                                            James N. Fernandez
                                                            (212)230-5315
                                                            Mark L. Aaron
                                                            (212)230-5301


                 TIFFANY REPORTS HIGHER THIRD QUARTER NET SALES
                 ----------------------------------------------
                            BUT A DECLINE IN EARNINGS
                            -------------------------

New York, N.Y., November 11, 2004 - Tiffany & Co. (NYSE: TIF) today reported its results for the third quarter ended October 31, 2004. Net earnings declined 26% in the quarter and were below management's expectations calling for earnings approximately equal to the prior year. Retail sales growth in the U.S. (including a 4% increase in comparable store sales) and in many international stores was partially offset by weaker-than-expected sales in Japan and the Company's Direct Marketing channel. In addition, higher precious metal and diamond costs were meaningful factors leading to a decline in consolidated gross margin.

In the three-month period (third quarter) ended October 31, 2004, net sales increased 7% to $461,152,000, versus $430,123,000 in the prior year, and comparable stores sales rose 3%. On a constant-exchange-rate basis (see attached "Non-GAAP Measures") that excludes the effect of translating local-currency-denominated sales into U.S. dollars, net sales and comparable store sales increased 5% and 1%. Net earnings of $20,809,000, or 14 cents per diluted share, were 26% lower than $28,031,000, or 19 cents per diluted share, a year ago.

In the nine-month period (year-to-date) ended October 31, 2004, net sales rose 10% to $1,394,709,000, compared with $1,268,457,000 in the prior year, and comparable store sales rose 8%. On a constant-exchange-rate basis, net sales and comparable store sales increased 7% and 5%. Net earnings were $97,733,000, or 66 cents per diluted share, compared with $105,041,000, or 71 cents per diluted share.

Sales results in the Company's four channels of distribution, and as compared to prior-year periods, were as follows:

     o U.S. Retail sales of $216,500,000 in the third quarter were 7% higher than a year ago and comparable store sales rose 4% (due to growth of 1% in New York flagship store sales and 5% in comparable branch store sales). In the year-to-date, U.S. Retail sales of $666,932,000 were 13% above the prior year and comparable store sales increased 11% (due to increases of 14% in New York flagship store sales and 10% in comparable branch store sales). In both periods, the comparable store sales increases were driven by higher average amounts spent per transaction, while the number of transactions declined. This year, the Company has opened four new TIFFANY & CO. stores: in Palm Beach Gardens, Florida, Edina, Minnesota, Kansas City, Missouri and, last week, in Westport, Connecticut. The Company now operates 55 TIFFANY & CO. stores in the U.S.

     o International Retail sales rose 10% to $190,851,000 in the third quarter and comparable stores sales increased 3% (an increase of 6% and a decline of 2% on a constant-exchange-rate basis). In the year-to-date, International Retail sales increased 10% to $556,530,000 and comparable store sales rose 4% (up 3% and down 2% on a constant-exchange-rate basis). Sales results by major region on a constant-exchange-rate basis were as follows: in Japan, third quarter retail sales declined 2% in total and 5% on a comparable store basis primarily due to continued declines, although at a lesser rate than earlier in the year, in silver jewelry, while year-to-date retail sales declined 7% in total and 9% on a comparable store basis; in other Asia-Pacific markets, comparable store sales increased 6% in the quarter and 15% in the year-to-date; and in Europe, comparable store sales increased 1% in the quarter and 3% in the year-to-date. This year, the Company has added six new international stores and boutiques, including three in Japan (in Tokyo, Takasaki and, last week, in Osaka), one store in Taipei, a store in Shanghai and a fourth store in London, and currently operates 96 TIFFANY & CO. stores and boutiques internationally.

     o Direct Marketing sales declined 6% to $36,861,000 in the third quarter and 5% to $114,034,000 in the year-to-date. Combined e-commerce and catalog sales declined 1% in the quarter and increased 5% in the year-to-date, due to an increase in the average order size but a decline in the number of orders for entry-level priced jewelry. Business sales declined 17% in the third quarter and 23% in the year-to-date, resulting from management's decision to discontinue service-award program sales at the end of 2003.

     o Specialty Retail sales rose 17% in the third quarter to $16,940,000 and rose 13% in the year-to-date to $57,213,000. As expected, the third quarter's sales increase in this channel was primarily due to the startup of sales of rough diamonds purchased as part of larger assortments from certain mines but determined, in the normal course of business, to be unsuitable for Tiffany's production. During the quarter, sales growth in LITTLE SWITZERLAND stores was affected by severely adverse weather in the Caribbean. In addition, in October the first IRIDESSE store opened in Tysons Galleria in McLean, Virginia, and a second store will open this month in The Mall at Short Hills in New Jersey. IRIDESSE focuses exclusively on the pearl jewelry category.

Other Financial Highlights
--------------------------
     o Gross margins (gross profit as a percentage of net sales) of 53.4% in the third quarter and 55.3% in the year-to-date were below prior-year levels of 55.3% and 56.9%. A significant portion of the declines (58% and 44%) was due to LIFO inventory charges of $8,682,000 in the quarter and $17,708,000 in the year-to-date (versus prior-year charges of $3,500,000 and $7,600,000) primarily resulting from increases in precious metal and diamond costs. To a lesser extent, gross margin was adversely affected by a confluence of factors including changes in sales mix and costs incurred to expand product distribution and sourcing/manufacturing capacity.

     o Selling, general and administrative ("SG&A") expenses increased 10% in both the third quarter and year-to-date, with a substantial portion of the increases tied to higher marketing, depreciation and amortization expenses. SG&A expenses as a percentage of net sales rose to 45.0% in the quarter and 43.0% in the year-to-date, compared with 43.8% and 43.0% in the prior year.

     o The American Jobs Creation Act of 2004 ("AJCA") was signed into law in October 2004. At this time, the Company is analyzing the AJCA to determine its impact on the Company's financial statements. The Company's third quarter results and 2004 outlook do not include any effects of the AJCA.

     o Net inventories at October 31, 2004 were 26% higher than a year ago. A 59% increase in raw material and work-in-process inventories was a direct result of expanded rough diamond sourcing and increased costs of raw materials. Finished goods inventories increased 17% to support new stores and new product offerings.

          In addition, inventories increased 2% due to the translation effect of a weaker U.S. dollar.

     o The Company was active in its share repurchase program during the third quarter, repurchasing and retiring 700,000 shares of its Common Stock at an average cost of $30.19 per share. In the year-to-date, the Company has repurchased and retired 1,435,000 shares of its Common
          Stock at an average cost of $32.46 per share. Approximately $70 million remains available for future repurchases under the currently authorized plan.

     o The Company's financial position at October 31, 2004 included cash and cash equivalents of $129,776,000 (versus $152,724,000 a year ago), short-term and long-term debt totaling $660,583,000 (versus $565,452,000 a year ago) and stockholders' equity of $1,509,895,000 (versus $1,346,648,000 a year ago).

Commenting on the results,  Michael J.  Kowalski,  chairman and chief  executive officer,  said,  "These  disappointing  results  do  not  affect  our  long-term strategic direction. While the U.S. sales increase was geographically broad-based, we had to cope with softer demand in the early part of the quarter and faced a tough comparison with 2003's third quarter, when we achieved a 16% comparable store sales increase. In Japan, we are continuing to reposition our product assortment and support new product introductions with additional marketing and the opening of two freestanding stores. We are seeing some traction from these initiatives, but results were still below our expectations and it would be premature to draw conclusions."

2004 Outlook
------------
Mr.  Kowalski  added,  "We are excited about initial  customer  reactions to the entire range of new products we've introduced this year and are equally encouraged with successful early results from our new stores. Therefore, we continue to expect a healthy sales increase in the holiday season in the U.S. Nonetheless, we are slightly moderating our previous guidance to mid-single-digit comparable U.S. store sales growth to correspond with the pace of the third quarter. In Japan, we believe that our initiatives, combined with easier year-over-year comparisons, can enable us to improve to flat fourth quarter local-currency comparable store sales. We expect continued favorable results in other international markets and some improvement in direct marketing sales. In total, our target calls for high-single-digit worldwide sales growth in the fourth quarter. We now expect gross margin in the fourth quarter to be somewhat lower than the prior year due to a continuation of many of the third quarter factors, but expect only a mid-single-digit increase in SG&A expenses. As a result, we believe the Company can achieve 5%-10% net earnings growth in the fourth quarter, which would result in full year earnings per diluted share in a range of $1.43 - $1.48, versus our previous expectation of $1.55 - $1.60."

Conference Call
---------------
The Company will host a conference call today at 8:30 a.m. (EST) to review these results and its outlook. Interested parties may listen to a broadcast on the Internet at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and at www.streetevents.com.

Next Scheduled Announcement
---------------------------
Investors and analysts should note that the Company anticipates reporting its holiday sales results on January 7, 2005 and conducting a conference call at 8:30 a.m. (EST) that day, to be broadcast at www.tiffany.com and www.streetevents.com. To receive future notifications for conference calls and/or news release alerts, interested parties may register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").

Company Description
-------------------

Tiffany & Co. (NYSE: TIF) operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company ("Tiffany"). Founded in 1837, Tiffany now operates more than 150 TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. The Company's Specialty Retail operations include consolidated results from retail ventures operated by subsidiaries other than Tiffany under separate trademarks or trade names. Worldwide sales were $2.0 billion in 2003. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations for sales, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2003 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #

                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                    Three Months                             Nine Months
                                                                  Ended October 31,                        Ended October 31,
                                                     -------------------------------   --------------------------------------
                                                                 2004          2003                 2004               2003
                                                         -------------  ------------       ---------------    ---------------

Net sales                                             $       461,152  $    430,123      $      1,394,709   $      1,268,457

Cost of sales                                                 214,842       192,402               623,449            546,120
                                                         -------------  ------------       ---------------    ---------------

Gross profit                                                  246,310       237,721               771,260            722,337

Selling, general and administrative expenses                  207,362       188,506               600,119            545,700
                                                         -------------  ------------       ---------------    ---------------

Earnings from operations                                       38,948        49,215               171,141            176,637

Other expenses,  net                                            5,276         4,933                13,398             10,696
                                                         -------------  ------------       ---------------    ---------------

Earnings before income taxes                                   33,672        44,282               157,743            165,941

Provision for income taxes                                     12,863        16,251                60,010             60,900
                                                         -------------  ------------       ---------------    ---------------

Net earnings                                          $        20,809  $     28,031      $         97,733   $        105,041
                                                         =============  ============       ===============    ===============


Net earnings per share:

  Basic                                               $          0.14  $       0.19      $           0.67   $           0.72
                                                         =============  ============       ===============    ===============

  Diluted                                             $          0.14  $       0.19      $           0.66   $           0.71
                                                         =============  ============       ===============    ===============


Weighted-average number of common shares:

  Basic                                                       145,943       146,047               146,376            145,412
  Diluted                                                     147,750       149,079               148,608            148,024


                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                           October 31,          January  31,           October 31,
                                                                  2004                  2004                  2003
                                                     ------------------    ------------------    ------------------
ASSETS
------
Current assets:
Cash and cash equivalents                             $        129,776      $        276,115      $        152,724
Accounts receivable, net                                       124,080               131,990               115,411
Inventories, net                                             1,130,767               871,251               897,482
Deferred income taxes                                           51,181                45,043                44,503
Prepaid expenses and other current assets                       43,613                23,683                43,840
                                                         --------------        --------------        --------------

Total current assets                                         1,479,417             1,348,082             1,253,960

Property, plant and equipment, net                             917,837               885,092               877,205
Deferred income taxes                                                -                     -                 1,967
Other assets, net                                              188,860               157,914               158,854
                                                         --------------        --------------        --------------

                                                      $      2,586,114      $      2,391,088      $      2,291,986
                                                         ==============        ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                 $        267,389      $         41,948      $        128,202
Current portion of long-term debt                                    -                51,920                50,573
Accounts payable and accrued liabilities                       193,458               209,842               199,756
Income taxes payable                                            12,425                45,922                   952
Merchandise and other customer credits                          50,230                45,527                44,867
                                                         --------------        --------------        --------------

Total current liabilities                                      523,502               395,159               424,350

Long-term debt                                                 393,194               392,991               386,677
Postretirement/employment benefit obligations                   39,639                36,746                36,803
Deferred income taxes                                           26,256                22,397                     -
Other long-term liabilities                                     93,628                75,595                97,508
Stockholders' equity                                         1,509,895             1,468,200             1,346,648
                                                         --------------        --------------        --------------

                                                      $      2,586,114      $      2,391,088      $      2,291,986
                                                         ==============        ==============        ==============


                         TIFFANY & CO. AND SUBSIDIARIES
                         ------------------------------

NON-GAAP MEASURES
-----------------
The Company reports all required information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), but management believes that ongoing operating results are more difficult to understand if only GAAP financial measures are available to review. Internally, management monitors the sales performance of its international subsidiaries on a non-GAAP basis that excludes, from GAAP reported sales, the positive or negative effects that result from translating sales of its international subsidiaries into U.S. dollars (constant-exchange-rate basis). Management uses this constant-exchange-rate measure because it believes it is a more representative assessment of the sales performance of its international subsidiaries and provides for better comparability between reporting periods.

The Company's management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate and analyze the Company's operating results. The following tables reconcile net sales percentage increases (decreases) measured and reported in accordance with GAAP to the non-GAAP constant-exchange-rate basis:


                                     Three Months Ended                            Nine Months Ended
                                      October 31, 2004                              October 31, 2004
                             ---------------------------------------       ------------------------------------
                                 GAAP                 Constant-                GAAP                 Constant-
                               Reported    Trans-     Exchange-              Reported    Trans-     Exchange-
                                 Net       lation     Rate Sales               Net       lation     Rate Sales
Net Sales:                      Sales      Impact                             Sales      Impact
----------                   ---------------------------------------       ------------------------------------
Worldwide                           7%         2%         5%                     10%         3%        7%

International Retail               10%         4%         6%                     10%         7%        3%

Japan Retail                        2%         4%        (2%)                     -%         7%       (7%)

Other Asia-Pacific                 24%         2%        22%                     30%         4%       26%

Europe                             19%        10%         9%                     23%         12%      11%



                                     Three Months Ended                            Nine Months Ended
                                      October 31, 2004                              October 31, 2004
                             ---------------------------------------       ------------------------------------
                                 GAAP                 Constant-                GAAP                 Constant-
                               Reported    Trans-     Exchange-              Reported    Trans-     Exchange-
                                 Net       lation     Rate Sales               Net       lation     Rate Sales
Comparable                      Sales      Impact                             Sales      Impact
Store Sales:
------------                 ---------------------------------------       -------------------------------------
Worldwide                           3%         2%         1%                      8%         3%        5%

International Retail                3%         5%        (2%)                     4%         6%       (2%)

Japan Retail                       (1%)        4%        (5%)                    (2%)        7%       (9%)

Other Asia-Pacific                  8%         2%         6%                     19%         4%       15%

Europe                             11%        10%         1%                     14%        11%        3%
